Exhibit A-4(vii)b

REGULATION S GLOBAL BOND

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

BY ITS ACQUISITION HEREOF, EACH HOLDER OF THIS SECURITY, AND EACH PERSON THAT ACQUIRES A BENEFICIAL INTEREST IN SUCH SECURITY, AGREES THAT PRIOR TO THE EXPIRATION OF THE DISTRIBUTION COMPLIANCE PERIOD (AS DEFINED IN THE SEVENTY-THIRD SUPPLEMENTAL INDENTURE), BENEFICIAL INTERESTS IN THIS SECURITY MAY ONLY BE OFFERED, RESOLD OR OTHERWISE TRANSFERRED (A) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT OF 1933 OR (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 903 OR 904 UNDER THE SECURITIES ACT OF 1933 AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

No. R-2	CUSIP U2936U AB 1

ENTERGY GULF STATES, INC.
FIRST MORTGAGE BOND, FLOATING RATE SERIES
DUE DECEMBER 8, 2008

ENTERGY GULF STATES, INC., a Texas corporation (hereinafter sometimes called the "Company"), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal amount set forth on Schedule I hereto on December 8, 2008, and to pay interest thereon from December 8, 2005, if the date of this bond is prior to March 8, 2006, or, if the date of this bond is on or after March 8, 2006, from the March 8, June 8, September 8 and December 8 immediately preceding the date of this bond to which interest has been paid (unless the date hereof is an interest payment date to which interest has been paid, in which case from the date hereof) at the per annum rate for each Interest Period determined by the Calculation Agent on each Interest Determination Date, as such terms are defined in the Indenture hereinafter mentioned, on March 8, June 8, September 8 and December 8 of each year and at maturity (for the Interest Period from and including September 8, 2008 to but excluding December 8, 2008) or earlier redemption, until payment of the principal hereof. The interest so payable on any March 8, June 8, September 8 and December 8 will be paid to the person in whose name this bond is registered at the close of business on the Business Day next preceding such interest payment date, unless the Company shall default in the payment of the interest due on such interest payment date, in which case such defaulted interest shall be paid to the person in whose name this bond is registered on the date of payment of such defaulted interest. If any interest payment date for this bond falls on a day that is not a Business Day, the payment of interest will be made on the next succeeding Business Day. If the maturity date or any redemption date of this bond falls on a day that is not a Business Day, the payment of principal and interest (to the extent payable with respect to the principal being redeemed if on a redemption date) will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the maturity date or such redemption date.

Both principal of and interest on this bond will be paid in any coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts, at the corporate trust office in the Borough of Manhattan, City and State of New York, of the Trustee under the Indenture.

This bond shall not become or be valid or obligatory for any purpose until the authentication certificate hereon shall have been signed by the Trustee.

The provisions of this bond are continued on the reverse hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, Entergy Gulf States, Inc. has caused these presents to be executed in its corporate name, by facsimile signature or manually, by its President or one of its Vice Presidents and by its Treasurer or an Assistant Treasurer under its corporate seal or a facsimile thereof, all as of December 8, 2005.

ENTERGY GULF STATES, INC.

By:/s/ Steven C. McNeal
Vice President and Treasurer

And By:/s/ Frank Williford
Assistant Treasurer

[SEAL]

ENTERGY GULF STATES, INC.
FIRST MORTGAGE BOND, FLOATING RATE SERIES
DUE DECEMBER 8, 2008 (Continued)

This bond is one of the bonds, of the above designated series, of an authorized issue of bonds of the Company, known as First Mortgage Bonds, issued or issuable in one or more series under and equally secured (except insofar as any sinking and/or improvement fund or other fund established in accordance with the provisions of the Indenture hereinafter mentioned may afford additional security for the bonds of any specific series) by an Indenture of Mortgage dated September 1, 1926, as supplemented and modified by indentures supplemental thereto, to and including a Seventy-third Supplemental Indenture dated as of December 1, 2005 to JPMorgan Chase Bank, N.A. as Trustee, to which Indenture of Mortgage, as so supplemented and modified, and all indentures supplemental thereto (herein sometimes called the Indenture) reference is hereby made for a description of the property mortgaged and pledged as security for said bonds, the nature and extent of the security, and the rights, duties and immunities thereunder of the Trustee, the rights of the holders of said bonds and of the Trustee and of the Company in respect of such security, and the terms upon which said bonds may be issued thereunder.

This bond is redeemable as provided in the Indenture, including the right of the Company to give notice of redemption conditioned upon its deposit of funds provided for in the Seventy-third Supplemental Indenture with respect to this series.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than seventy-five percent in principal amount of the bonds (exclusive of the bonds disqualified by reason of the Company's interest therein) at the time outstanding, including, if more than one series of bonds shall be at the time outstanding, not less than sixty percent in principal amount of each series affected, to effect, by an indenture supplemental to the Indenture, modifications or alterations of the Indenture and of the rights and obligations of the Company and of the holders of the bonds; provided, however, that no such modification or alteration shall be made without the written approval or consent of the registered owner hereof which will (a) extend the maturity of this bond or reduce the rate or extend the time of payment of interest hereon or reduce the amount of the principal hereof, or (b) permit the creation of any lien, not otherwise permitted, prior to or on a parity with the lien of the Indenture, or (c) reduce the percentage of the principal amount of the bonds upon the approval or consent of the holders of which modifications or alterations may be made as aforesaid.

This bond is transferable by the registered owner hereof in person or by his duly authorized attorney at the corporate trust office in the Borough of Manhattan, City and State of New York, of the Trustee upon surrender of this bond for cancellation and upon payment, if the Company shall so require, of the charges provided for in the Indenture, and thereupon a new registered bond of the same series of like principal amount will be issued to the transferee in exchange therefor.

The registered owner of this bond, at the option of said owner, may surrender the same for cancellation at said office and receive in exchange therefor the same aggregate principal amount of bonds of the same series but of other authorized denominations, upon payment, if the Company shall so require, of the charges provided for in the Indenture and subject to the terms and conditions therein set forth.

If a default as defined in the Indenture shall occur, the principal of this bond may become or be declared due and payable before maturity in the manner and with the effect provided in the Indenture. The holders, however, of certain specified percentages of the bonds at the time outstanding, including in certain cases specified percentages of bonds of particular series, may in those cases, to the extent and under the conditions provided in the Indenture, waive certain defaults thereunder and the consequences of such defaults.

No recourse shall be had for the payment of the principal of or the interest on this bond, or for any claim based hereon, or otherwise in respect hereof or of the Indenture, against any incorporator, shareholder, director or officer, past, present or future, as such, of the Company or of any predecessor or successor corporation, either directly or through the Company or such predecessor or successor corporation, under any constitution or statute or rule of law, or by the enforcement of any assessment or penalty, or otherwise, all such liability of incorporators, shareholders, directors and officers, as such, being waived and released by the holder and owner hereof by the acceptance of this bond and as provided in the Indenture.

TRUSTEE'S AUTHENTICATION CERTIFICATE

This is one of the bonds, of the series designated therein, described in the within-mentioned Indenture.

JPMORGAN CHASE BANK, N.A.
As Trustee

By:/s/ James D. Heaney
Authorized Officer

SCHEDULE I

GLOBAL CERTIFICATE

The initial principal amount of Securities evidenced by this global certificate is

$-0-

CHANGES TO PRINCIPAL AMOUNT OF SECURITIES EVIDENCED
BY GLOBAL CERTIFICATE

Date	Principal Amount of Securities by which this Global Certificate is to be Reduced or Increased, and Reason for Reduction of Increase	Remaining Principal Amount of Securities Represented by this Global Certificate	Notation Made by